Exhibit 10.45

RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE AERIES TECHNOLOGY, INC.
2023 Equity INCENTIVE PLAN

Name of Grantee:

No. of Restricted Share Units:

Grant Date:

Pursuant to the Aeries Technology, Inc. 2023 Equity Incentive Plan, as amended through the date hereof (the “Plan”) and subject to the Company’s filing of a Form S-8 Registration Statement (the “Form S-8”) with the U.S. Securities and Exchange Commission (the “SEC”), Aeries Technology, Inc. (the “Company”) hereby grants an award of the number of Restricted Share Units listed above (an “Award”) to the Grantee named above. Each Restricted Share Unit shall relate to one Class A ordinary share, par value $0.0001 per share (the “Shares”), of the Company.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Share Units have vested as provided in Paragraph 2 of this Agreement and (ii) Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement. The Restricted Share Units constitute an unfunded and unsecured obligation of the Company. The Participant shall not have any rights of a shareholder of the Company with respect to the Shares underlying the Restricted Share Units unless and until the Restricted Share Units become vested and are settled by the issuance of Shares.

2. Vesting of Restricted Share Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the vesting dates (each such date, a “Vesting Date”) specified in the following schedule so long as the Grantee remains a Service Provider through the applicable Vesting Date. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Share Units specified as vested on such Vesting Date.

Incremental Number of Restricted Share Units Vested	Vesting Date

_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3. Termination of Service Relationship. If the Grantee ceases to be a Service Provider for any reason (including death or Disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Share Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns or personal representatives will thereafter have any further rights or interests in such unvested Restricted Share Units.

4. Issuance of Shares. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Shares equal to the aggregate number of Restricted Share Units that have vested pursuant to Paragraph 2 of this Agreement on such Vesting Date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such Shares; provided that the Administrator reserves the right to settle any such Restricted Share Units, in whole or in part, in cash in accordance with Section 9(d) of the Plan. Notwithstanding anything herein to the contrary, the Compensation Committee of the Board, in its sole discretion, shall have the authority to direct the Company to issue the Shares that vest on each Vesting Date (or to make the corresponding cash payment) in a number of substantially equal monthly installments between the Vesting Date (or such later date as a Form S-8 is filed with the Securities and Exchange Commission)1 and the date that is two and one-half months after the end of the year in which the Vesting Date occurs.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including, without limitation, the powers of the Administrator set forth in Section 4(c) of the Plan and the conditions set forth in Section 20 of the Plan. Capitalized terms in this Agreement shall have the meanings specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding. The Grantee shall, not later than the date as of which this Award becomes includable in the gross income of the Grantee for income tax purposes, as determined by the Company in its sole discretion, pay to the Company (or applicable member of the Company Group), or make arrangements satisfactory to the Administrator for payment of, any U.S. federal, state or local, and non-U.S. or other taxes of any kind required by law to be withheld by the Company (or applicable member of the Company Group) with respect to the Award. The Administrator may require that the Company’s (or applicable member of the Company Group’s) tax withholding obligation be satisfied, in whole or in part, by (i) the Company withholding from Shares to be issued (or cash to be paid) pursuant to this Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) (or the corresponding amount of cash) that would satisfy the withholding amount due, provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid adverse accounting consequences; or (ii) an arrangement whereby a certain number of Shares subject to the Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

[1]	Note to Draft: Parenthetical to be used prior to the filing of Form S-8 with the SEC.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A.

8. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s service relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s service relationship at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction that the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law. The Grantee acknowledges that this Paragraph 10 is subject to Section 24 of the Plan.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

12. Clawback Acknowledgement. The Grantee acknowledges that the Grantee may become subject to the Aeries Technology, Inc. Executive Incentive Compensation Recoupment Policy adopted pursuant to Rule 10D-1 promulgated under the Exchange Act and Nasdaq Rule 5608, or any successor rule (the “Clawback Policy”). The Grantee understands that if the Grantee is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Grantee pursuant to such means as the Company and/or the Board may elect. The Grantee agrees that the Grantee shall take all required action to enable such recovery. The Grantee understands that such recovery may be sought and occur after the Grantee’s employment or service with the Company terminates. The Grantee further agrees that the Grantee is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Grantee hereby irrevocably agrees to forgo such indemnification. The Grantee acknowledges and agrees that the Grantee has received and has had an opportunity to review the Clawback Policy. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Grantee shall not, whether alone or in combination with any other action, event or condition, be deemed (i) an event giving rise to a right to resign for “good reason” or other similar term under any agreement between the Grantee and the Company (or any other member of the Company Group) or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Grantee, or (ii) to constitute a breach of a contract or other arrangement to which the Grantee is a party. This Paragraph 12 is a material term of this Agreement.

13. Miscellaneous. Reference is made to: (i) that certain Exchange Agreement, dated as of November 6, 2023 (as it may be amended, restated or otherwise modified from time to time, the “AARK Exchange Agreement”), by and among the Company, Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D and Mr. Venu Raman Kumar, and (ii) that certain Exchange Agreement, dated as of November 6, 2023 (as it may be amended, restated or otherwise modified from time to time, the “Aeries Exchange Agreement” and, together with the AARK Exchange Agreement, the “Exchange Agreements”), by and among the Company, Aeries Technology Group Business Accelerators Private Limited, the Aeries Employee Stock Option Trust, Mr. Sudhir Appukuttan Panikassery, Mr. Bhisham Khare and Mr. Unikrishnan Balakrishnan Nambiar. For the avoidance of doubt, any acquisition or disposition of Shares or other transactions arising from, in connection with or contemplated by, one or both of the Exchange Agreements, including, without limitation, any “Proportionate Reduction” (as defined in the Amended and Restated Memorandum and Articles of Association of the Company), shall be deemed to be a transaction contemplated by the Business Combination Agreement and shall be deemed not to be a “Change in Control” under the Plan or this Agreement.

14. Governing Law. This Award shall be administered, interpreted, and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

15. Electronic Delivery of Documents. The Grantee authorizes the Company to deliver electronically any prospectuses or other documentation related to the Award or the Shares thereunder and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements, or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules, or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

16. [Unregistered Shares. The Grantee understands that the Shares underlying this Award are not registered under the Exchange Act (it being understood that the Shares are being issued and sold in reliance on the exemption provided under Section 4(a)(2) of the Securities Act) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Exchange Act and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirements thereof). The Grantee further acknowledges that certificates representing the Shares will bear restrictive legends reflecting the foregoing and/or that book entries for uncertificated Shares will include similar restrictive notations.]2

[2]	Note to Draft: Provision to be included solely for grants of unregistered shares made prior to the filing of a Form S-8 with the SEC.

AERIES TECHNOLOGY, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof are hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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